Exhibit 23.19

CONSENT

To: Ivanhoe Electric Inc. (the “Company”)

Re: Registration Statement on Form S-3 of the Company

Nordmin Engineering Ltd. is an author of the report titled “S-K 1300 Initial Assessment & Technical Report Summary, Santa Cruz Project, Arizona” dated September 6, 2023 (the “Expert Report”) originally prepared for Ivanhoe Electric Inc.

Nordmin Engineering Ltd. understands that the Company wishes to make reference to its name and the Expert Report in the Registration Statement on Form S-3 and any amendments or supplements and/or exhibits thereto or the documents incorporated by reference therein (collectively, the “Form S-3”). Nordmin Engineering Ltd. further understands that the Company wishes to use extracts and/or information from the Expert Report in the Form S-3. Nordmin Engineering Ltd. has been provided with a copy of the Form S-3 and has reviewed the proposed disclosure identified above.

Accordingly, in respect of the Form S-3, Nordmin Engineering Ltd. does hereby consent to:

•	the use of, and references to, its name, including its status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission);

•	the use of, and references to, the Expert Report in the Form S-3;

•	the use, in the Form S-3, of extracts and information from the Expert Report, or portions thereof, that were prepared by Nordmin Engineering Ltd., that Nordmin Engineering Ltd. supervised the preparation of and/or that Nordmin Engineering Ltd. has reviewed and approved; and

•	the filing of the Expert Report as an exhibit to the Form S-3.

Nordmin Engineering Ltd. also confirms that where its work involved a mineral resource or mineral reserve estimate, such estimates comply with the requirements for mineral resource and mineral reserve estimation under Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission.

Dated: June 7, 2024

By:	/s/ Nordmin Engineering Ltd.
Nordmin Engineering Ltd.